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                                                                      Exhibit 23

                              Consent of KPMG LLP


The Board of Directors
FMC Corporation

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-10661, 33-7749, 33-41745, 33-48984, 333-18383, 333-24039, 333-62683
and 333-69805) and the Registration Statement on Form S-3 (No. 333-59543) of FMC Corporation of our report dated January 20, 1999 relating to the consolidated balance sheets of FMC Corporation and consolidated subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 annual report on Form 10-K of FMC Corporation.


                                                  /s/ KPMG LLP


Chicago, Illinois
March 23, 1999